                                                                EXHIBIT 99

MANAGEMENT'S REPORT
Gulf Power Company 1993 Annual Report

The management of Gulf Power Company has prepared and is responsible for the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

         The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

         The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

         The audit committee of the board of directors, composed of the directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

         Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

         In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with generally accepted accounting principles.




/s/ D. L. McCrary                           /s/ A. E. Scarbrough
- --------------------------                  ------------------------
Douglas L. McCrary                          Arlan E. Scarbrough
Chairman of the Board                       Vice President - Finance
and Chief Executive Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS
OF GULF POWER COMPANY:

We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of The Southern Company) as of December 31, 1993 and 1992, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements (pages 10 through 27) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.

         As explained in Notes 2 and 8 to the financial statements, effective January 1, 1993, Gulf Power Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.


                                        /s/ Arthur Andersen & Co.

Atlanta, Georgia
February 16, 1994

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION Gulf Power Company 1993 Annual Report


RESULTS OF OPERATIONS

EARNINGS

Gulf Power Company's net income after preferred stock dividends was $54.3 million for 1993, a $0.2 million increase over 1992 net income. Earnings reflect a $2.3 million gain on the sale of Gulf States Utilities Company (Gulf States) stock and the reversal of a $1.7 million wholesale rate refund as the result of a court order which is further discussed in Note 3 to the financial statements under "Recovery of Contract Buyout Costs". The company also experienced growth in residential and commercial sales and a decrease in interest expense on long-term debt as a result of security refinancings, offset by higher operation and maintenance expense, and decreased industrial sales reflecting the loss of the Company's largest industrial customer, Monsanto, which began cogeneration in August of 1993.

         The Company's 1992 net income after dividends on preferred stock decreased $3.7 million compared to the prior year. The 1991 earnings included an after-tax gain of $12.7 million representing the settlement of litigation with Gulf States. See Note 7 to the financial statements under "Gulf States Settlement Completed" for further details. Excluding this settlement from 1991, earnings for 1992 increased $8.4 million -- or approximately -- 18.7 percent over 1991. This improvement was due to increased energy sales; lower interest expense and preferred dividends as a result of security refinancings; and continued emphasis on cost controls.

         The Company's return on average common equity was 13.29 percent for 1993, a slight decrease from the 13.62 percent return earned in 1992, which was up from the 12.03 percent earned in 1991 (excluding the Gulf States settlement).

REVENUES

Changes in operating revenues over the last three years are the result of the following factors:


                                   Increase (Decrease)
                                      From Prior Year

                                 1993      1992        1991

                                       (in thousands)
 Retail --
   Change in base rates       $ 1,571   $   722    $  3,137
   Sales growth                 7,671    12,965       2,387
   Weather                      4,049    (6,448)      1,845
   Regulatory cost
      recovery and other       (3,079)   (1,839)     13,947

 Total retail                  10,212     5,400      21,316

 Sales for resale--
   Non-affiliates               2,131*      442      (4,219)
   Affiliates                    (909)   (5,268)     (9,220)

 Total Sales for resale         1,222    (4,826)    (13,439)

 Other operating
   revenues                       806     5,121     (10,495)

 Total operating
   revenues                   $12,240   $ 5,695    $ (2,618)

Percent change                    2.1%      1.0%       (0.5)%

      * Includes the non-interest portion of the wholesale rate refund reversal discussed in "Earnings."

        Retail revenues of $471.7 million in 1993 increased $10.2 million or
2.2 percent from last year, compared with an increase of 1.2 percent in 1992 and 4.9 percent in 1991. Revenues increased in the residential and commercial classes primarily due to customer growth, and favorable weather and economic conditions. Revenues in the industrial class declined due to the loss of the Company's largest industrial customer, Monsanto, which began operating its cogeneration facility in August 1993. See "Future Earnings Potential" for further details. The change in base rates for 1993 and 1992 reflects the expiration of a retail rate penalty in September 1992.

        Sales for resale were $95.4 million in 1993, increasing $1.2 million or
1.3 percent over 1992. Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. The majority of non-affiliated energy sales arise from long-term contractual agreements. Non-affiliated long-term contracts include capacity and energy components. Capacity revenues reflect the recovery of

Gulf Power Company 1993 Annual Report


fixed costs and return on investment.  Energy is sold at its variable cost.

        The capacity and energy components under these long-term contracts were as follows:


                          1993         1992        1991

                              (in thousands)
 Capacity              $33,805      $34,180     $32,651
 Energy                 21,202       22,933      23,311

 Total                 $55,007      $57,113     $55,962


        Beginning in June 1992, all the capacity from the Company's ownership portion of Plant Scherer Unit No. 3 was sold through unit power sales, resulting in increased capacity revenues.

        In 1993, changes in other operating revenues are primarily due to the recognition of $2.6 million under the Environmental Cost Recovery (ECR) clause which is fully discussed in Note 3 to the financial statements under "Environmental Cost Recovery", which is offset by true-ups of other regulatory cost recovery clauses. The increase in other operating revenues in 1992 was primarily due to true-ups of regulatory cost recovery clauses and the changes in franchise fee collections and Florida gross receipts taxes (discussed under "Expenses") which had no effect on earnings.

        Energy sales for 1993 and percent changes in sales since 1991 are reported below.


                         Amount         Percent Change
 (millions of
  kilowatt-hours)          1993      1993      1992       1991

 Residential              3,713       3.2%      4.1%       2.8%
 Commercial               2,433       2.7       4.2        2.5
 Industrial               2,030      (6.9)      2.9       (2.8)
 Other                       17         -      (2.7)      (9.3)

 Total retail             8,193       0.4       3.8        1.1
 Sales for resale
   Non-affiliates         1,460       2.0      (7.7)     (12.7)
   Affiliates             1,030     (14.8)     (2.2)     (13.9)

 Total                   10,683      (1.1)      1.4       (3.1)


        Overall retail sales remained relatively flat in 1993. Increases in residential and commercial sales -- reflecting customer growth, favorable weather and an improving economy -- were offset by the decreased sales in the industrial class reflecting the loss of Monsanto. Retail sales increased 3.8 percent in 1992 primarily due to an increase in the number of customers served and a moderately improving economy.

        Energy sales for resale to non-affiliates increased 2.0 percent and are predominantly unit power sales under long-term contracts to Florida utilities which are discussed above. Energy sales to affiliated companies vary from year to year as mentioned above.

EXPENSES

Total operating expenses for 1993 increased $16.6 million or 3.5 percent over 1992 primarily due to increased operation and maintenance expenses and higher taxes. Other operation expenses increased $10.9 million or 11.1 percent from the 1992 level. The increase is attributable to additional costs of $7.4 million related to increases in the buyout of coal supply contracts and $1.4 million of environmental clean-up costs. Also, higher employee benefit costs and the costs of an automotive fleet reduction program increased expenses by $2.1 million. Operating expenses for 1992 increased by approximately $16 million over 1991. Excluding the Gulf States settlement, an after-tax reduction of $0.6 million in 1992 and $12.7 million in 1991, 1992 total operating expenses increased $4.3 million or 0.9 percent over 1991.

        Fuel and purchased power expenses decreased $3.8 million or 1.8 percent from 1992 reflecting the lower cost of fuel. Total 1992 fuel and purchased power increased $1.4 million or 0.7 percent from 1991.

        Maintenance expense increased $4.1 million or 9.7 percent over 1992 due to scheduled maintenance of production facilities. The 1992 maintenance expense was down $3.5 million or 7.7 percent from 1991 due to a decrease in scheduled maintenance.

        Federal income taxes increased $0.7 million primarily due to a corporate federal income tax rate increase from 34 percent to 35 percent effective January 1993. Taxes other than income taxes increased $2.3 million in 1993, an increase of 6.1 percent over the 1992 expense

Gulf Power Company 1993 Annual Report


primarily due to increases in property taxes and gross receipt taxes. Taxes other than income taxes decreased $4.5 million, or 10.5 percent in 1992 compared to 1991 due primarily to the Company discontinuing the collection of franchise fees for two Florida counties which was partially offset by an increase in gross receipt taxes. Changes in franchise fee collections and gross receipt taxes had no impact on earnings.

        Interest expense decreased $3.2 million or 8.1 percent from the 1992 level and 1992 interest expense decreased $5.6 million or 12.5 percent from 1991. The decrease in both years is primarily attributable to refinancing some of the Company's higher cost securities.

EFFECTS OF INFLATION

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

FUTURE EARNINGS POTENTIAL

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on a number of factors. It is expected that higher operating costs and carrying charges on increased investment in plant, if not offset by proportionate increases in operating revenues (either by periodic rate increases or increases in sales), will adversely affect future earnings. Growth in energy sales will be subject to a number of factors, including the volume of sales to neighboring utilities, energy conservation practiced by customers, the elasticity of demand, customer growth, weather, competition, and the rate of economic growth in the service area.

        In addition to the traditional factors discussed above, the Energy Policy Act of 1992 (Energy Act) will have a profound effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is preparing to meet the challenges of a major change in the traditional business practices of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities, and this may enhance the incentive for IPPs to build cogeneration plants for the Company's large industrial and commercial customers and sell excess energy generation to the Company or other utilities. Although the Energy Act does not require transmission access to retail customers, pressure for legislation to allow retail wheeling will continue. If the Company does not remain a low-cost producer and provide quality service, the Company's retail energy sales growth, its ability to retain large industrial and commercial customers, and obtain new long-term contracts for energy sales outside the Company's service area, could be limited, and this could significantly erode earnings.

        The future effect of cogeneration and small-power production facilities
cannot be fully determined at this time, but may be adverse.   One effect of
cogeneration which the Company has experienced is the loss of its largest industrial customer, Monsanto, in August of 1993. The loss of the Monsanto load reduced revenues, and will result in a reduction in net income of approximately $3 million in the first twelve months.

        The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that the Company has with its sales for resale customers. The FERC is currently reviewing the rate of return on common equity included in these schedules and contracts that have a return on common equity of 13.75 percent or greater, and may require such returns to be lowered, possibly retroactively. See Note 3 to the financial statements under "FERC Reviews Equity Returns" for additional information.

        Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air Act) could reduce earnings if such costs are not fully recovered. The Clean Air Act is discussed later under "Environmental Matters".

Gulf Power Company 1993 Annual Report


Also, recently enacted legislation that provides for recovery of prudent environmental compliance costs is discussed in Note 3 to the financial statements under "Environmental Cost Recovery."

        The Company filed a notice with the Florida Public Service Commission
(FPSC) of its intent to obtain rate relief in February 1993. On May 4, 1993, the FPSC approved a stipulation between the Company, the Office of Public Counsel, and the Florida Industrial Power Users Group to cancel the filing of the rate case. The stipulation also allowed the Company to retain, for the next four years, its existing method for calculating accruals for future power plant dismantlement costs. The existing method provides a more even allocation of expenses over the life of the plants and results in an avoided increase in expenses of about $6 million annually over the next four years when compared to the FPSC method. The stipulation also provided for the reduction of the Company's allowed return on equity midpoint from 12.55 percent to 12.0 percent. After the February 1993 filing date, interest rates continued to remain low, resulting in lower cost of capital. Also, the Florida legislature adopted legislation which allows utilities to petition the FPSC for recovery of environmental costs through an adjustment clause if these costs are not being recovered in base rates. See Note 3 to the financial statements under "Environmental Cost Recovery" for further details. The combination of the circumstances discussed above, placed the Company in a better position to manage its finances without an increase in base rates while still providing a fair return for the Company's investors. Consequently, the Company agreed, as a part of this stipulation, to cancel the filing of the rate case.


NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board (FASB) issued Statement No. 112, Employers' Accounting for Postemployment Benefits, which must be effective by 1994. The new standard requires that all types of benefits provided to former or inactive employees and their families prior to retirement be accounted for on an accrual basis. These benefits include salary continuation, severance pay, supplemental benefits, disability-related benefits, job training, and health and life insurance coverage. In 1993, the Company adopted Statement No. 112, which resulted in a decrease in earnings of $0.3 million.

        The FASB has issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which is effective in 1994. Statement No. 115 supersedes FASB Statement No. 12, Accounting for Certain Marketable Securities. The Company does not have any investments that qualify for FASB Statement No. 115 treatment.

FINANCIAL CONDITION

OVERVIEW

The principal changes in the Company's financial condition during 1993 were gross property additions of $79 million. Funds for these additions were provided by internal sources. The Company continued to refinance higher cost securities to lower the Company's cost of capital. See "Financing Activities" below and the Statements of Cash Flows for further details.

        On January 1, 1993, the Company changed its method of calculating the accruals for postretirement benefits other than pensions and its method of accounting for income taxes. See Notes 2 and 8 to the financial statements, regarding the impact of these changes.

FINANCING ACTIVITIES

As mentioned above, the Company continued to lower its financing costs by issuing new securities and other debt, and retiring higher-cost issues in 1993. The Company sold $75 million of first mortgage bonds and, through public authorities, $53.4 million of pollution control revenue bonds, issued $35 million of preferred stock, and obtained $25 million with a long-term bank note. Retirements, including maturities during 1993, totaled $88.8 million of first mortgage bonds, $40.7 million of pollution control revenue bonds, and
$21.1 million of preferred stock.   (See the Statements of Cash Flows for
further details.)

Gulf Power Company 1993 Annual Report


        Composite financing rates for the years 1991 through 1993 as of year end were as follows:


                                   1993     1992    1991

 Composite interest rate on        7.1%     8.0%    8.4%
  long-term debt
 Composite preferred stock         6.5%     7.3%    8.0%
  dividend rate


CAPITAL REQUIREMENTS FOR CONSTRUCTION

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $200 million for the three years beginning 1994 ($77 million in 1994, $55 million in 1995, and $68 million in 1996). The estimates of property additions for the three-year period include $25 million committed to meeting the requirements of the Clean Air Act, the cost of which is expected to be recovered through the ECR clause which is discussed in Note 3 to the financial statements under "Environmental Cost Recovery". Actual construction costs may vary from this estimate because of factors such as the granting of timely and adequate rate increases; changes in environmental regulations; revised load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital.

         The Company does not have any baseload generating plants under construction. However, the Company plans to construct two 80 megawatt combustion turbine peaking units. The first is scheduled to be completed in 1998, and the second in 1999. Significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

OTHER CAPITAL REQUIREMENTS

In addition to the funds needed for the construction program, approximately $86 million will be required by the end of 1996 in connection with maturities of long-term debt and preferred stock subject to mandatory redemption. Also, the Company plans to continue a program to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital.

ENVIRONMENTAL MATTERS

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- will have a significant impact on the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance must be implemented in 1995 and affects eight generating plants -- some 10,000 megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

        Beginning in 1995, the Environmental Protection Agency (EPA) will allocate annual sulfur dioxide emission allowances through the newly established allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for allocating allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

        The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The market for emission allowances is developing slower than expected. However, The Southern Company's sulfur dioxide compliance strategy is designed to take advantage of allowances as the market develops.

        The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, and this has required some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional construction expenditures are required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment would be installed on all fossil-fired units. Under this Phase I compliance approach, additional construction expenditures are estimated to total approximately $275 million for The Southern Company including $34 million for Gulf Power Company through 1995.

Gulf Power Company 1993 Annual Report


        Phase II compliance costs are expected to be higher because requirements are stricter and all fossil-fired generating plants are affected. For sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. Therefore, during the period 1996 to 2000, compliance could require total construction expenditures ranging from approximately $450 million to $800 million for The Southern Company including approximately $30 million to $40 million for Gulf Power Company. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

        Following adoption of legislation in April of 1992, allowing electric utilities in Florida to seek FPSC approval of their Clean Air Act Compliance Plans, the Company filed its petition for approval. The Commission approved the Company's plan for Phase I compliance, deferring until a later date approval of its Phase II Plan.

        An average increase of up to 4 percent in annual revenue requirements from Gulf Power Company customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

        The Florida Legislature recently adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs through an ECR clause without lengthy regulatory full revenue requirements rate proceedings. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery".

        Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The study will serve as the basis for a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

        The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provision of the Clean Air Act. The EPA is expected to take some action on this issue in 1994. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

        In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matter, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

        In 1994 or 1995, the EPA is expected to issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

        In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

        Gulf Power Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required clean-up costs and has recognized in the financial statements costs to clean up known sites.

Gulf Power Company 1993 Annual Report


        Several major pieces of environmental legislation are in the process of being reauthorized or amended by Congress. These include: the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; and the Resource Conservation and Recovery Act. Changes to these laws could affect many areas of Gulf Power Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

        Compliance with possible new legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Gulf Power Company. The impact of new legislation
- -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential for lawsuits alleging damages caused by electromagnetic fields exists.

COAL STOCKPILE DECREASES

To reduce the working capital invested in the coal stockpile inventory, the Company implemented a coal stockpile reduction program in 1992. The Company's actual year end inventory at December 31, 1993 was $20.7 million which is considerably lower than the desired level of $31.4 million. This situation exists because a limited supply of coal was available at competitive prices primarily due to the United Mine Workers strike from July to December 1993. In addition, barge transportation was stranded due to floods in the Midwest. As a result of these circumstances, management chose to allow the existing coal inventory to decline until coal prices stabilized. Current market conditions indicate that substantial coal supplies at competitive prices are now available. Therefore, the Company plans to increase purchases and return the coal stockpile inventory to the desired level by the end of the third quarter, 1994.

SOURCES OF CAPITAL

At December 31, 1993, the Company had $5.6 million of cash and cash equivalents to meet its short-term cash needs.

        It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations; the sale of additional first mortgage bonds, pollution control bonds, and preferred stock; and capital contributions from The Southern Company. The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficient to permit, at present interest and preferred dividend levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

    STATEMENTS OF INCOME
    For the Years Ended December 31, 1993, 1992, and 1991
    Gulf Power Company 1993 Annual Report

                                                                       1993        1992        1991

                                                                               (in thousands)
    OPERATING REVENUES:
    Revenues                                                      $ 559,976   $ 546,827   $ 535,864
    Revenues from affiliates                                         23,166      24,075      29,343

    Total operating revenues                                        583,142     570,902     565,207

    OPERATING EXPENSES:
    Operation-
      Fuel                                                          170,485     182,754     176,038
      Purchased power from non-affiliates                             4,386       1,394         896
      Purchased power from affiliates                                32,273      26,788      32,579
      Proceeds from settlement of disputed contracts (Note 7)             -        (920)    (20,385)
      Other                                                         109,164      98,230      94,411
    Maintenance                                                      46,004      41,947      45,468
    Depreciation and amortization                                    55,309      53,758      52,195
    Taxes other than income taxes                                    40,204      37,898      42,359
    Federal and state income taxes (Note 8)                          32,730      32,078      33,893

    Total operating expenses                                        490,555     473,927     457,454

    OPERATING INCOME                                                 92,587      96,975     107,753
    OTHER INCOME (EXPENSE):
    Allowance for equity funds used during
      construction (Note 1)                                             512          14          54
    Interest income                                                   1,328       2,733       2,427
    Other, net                                                       (1,238)     (1,487)     (3,484)
    Gain on sale of investment securities                             3,820           -           -
    Income taxes applicable to other income                            (921)        187       1,104

    INCOME BEFORE INTEREST CHARGES                                   96,088      98,422     107,854

    INTEREST CHARGES:
    Interest on long-term debt                                       31,344      35,792      41,665
    Allowance for debt funds used during
      construction (Note 1)                                            (454)        (46)        (95)
    Interest on notes payable                                           870       1,041         280
    Amortization of debt discount, premium, and expense, net          1,412       1,032         699
    Other interest charges                                            2,877       1,410       2,272

    Net interest charges                                             36,049      39,229      44,821

    NET INCOME                                                       60,039      59,193      63,033
    DIVIDENDS ON PREFERRED STOCK                                      5,728       5,103       5,237

    NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                 $  54,311   $  54,090   $  57,796

    The accompanying notes are an integral part of these statements.

    STATEMENTS OF CASH FLOWS
    For the Years Ended December 31, 1993, 1992, and 1991
    Gulf Power Company 1993 Annual Report

                                                                             1993        1992       1991

                                                                                   (in thousands)
    OPERATING ACTIVITIES:
    Net income                                                           $ 60,039   $  59,193   $ 63,033
    Adjustments to reconcile net income to net
      cash provided by operating activities --
        Depreciation and amortization                                      72,111      68,021     65,584
        Deferred income taxes and investment tax credits                    5,347       3,322     (3,392)
        Allowance for equity funds used during construction                  (512)        (14)       (54)
        Non-cash proceeds from settlement of disputed contracts (Note 7)        -        (920)   (19,734)
        Other, net                                                           (864)        185      3,079
        Changes in certain current assets and liabilities --
            Receivables, net                                               12,867     (11,041)    12,421
            Inventories                                                     5,574      23,560     (2,397)
            Payables                                                        5,386       1,580     (2,003)
            Other                                                          (9,504)    (13,637)     8,012

    Net cash provided from operating activities                           150,444     130,249    124,549

    INVESTING ACTIVITIES:
    Gross property additions                                              (78,562)    (64,671)   (64,323)
    Other                                                                  (5,328)      3,970     (8,097)

    Net cash used for investing activities                                (83,890)    (60,701)   (72,420)

    FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS:
    Proceeds:
      Preferred stock                                                      35,000      29,500          -
      First mortgage bonds                                                 75,000      25,000     50,000
      Pollution control bonds                                              53,425       8,930     21,200
      Capital contributions from parent                                        11         121          -
      Other long-term debt                                                 25,000           -          -
    Retirements:
      Preferred stock                                                     (21,060)    (15,500)    (2,500)
      First mortgage bonds                                                (88,809)   (117,693)   (32,807)
      Pollution control bonds                                             (40,650)     (9,205)   (21,250)
      Other long-term debt                                                 (7,736)     (5,783)    (7,981)
    Notes payable, net                                                    (37,947)     44,000          -
    Payment of preferred stock dividends                                   (5,728)     (5,103)    (5,237)
    Payment of common stock dividends                                     (41,800)    (39,900)   (38,000)
    Miscellaneous                                                          (6,888)     (8,760)    (3,715)

    Net cash used for financing activities                                (62,182)    (94,393)   (40,290)

    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    4,372     (24,845)    11,839
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          1,204      26,049     14,210

    CASH AND CASH EQUIVALENTS AT END OF YEAR                             $  5,576   $   1,204   $ 26,049

    SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid during the year for --
      Interest (net of amount capitalized)                                $28,470     $38,164    $39,814
      Income taxes                                                        $27,865     $37,569    $26,915

    ( ) Denotes use of cash.
    The accompanying notes are an integral part of these statements.

    BALANCE SHEETS
    At December 31, 1993 and 1992
    Gulf Power Company 1993 Annual Report

    ASSETS                                                                    1993           1992

                                                                             (in thousands)
    UTILITY PLANT:
    Plant in service (Notes 1 and 6)                                  $  1,611,704   $  1,561,491
    Less accumulated provision for depreciation                            610,542        578,851

                                                                         1,001,162        982,640
    Construction work in progress                                           34,591         29,564

    Total                                                                1,035,753      1,012,204
    Less property-related accumulated deferred income taxes (Note 8)             -        200,904

    Total                                                                1,035,753        811,300

    OTHER PROPERTY AND INVESTMENTS                                          13,242          7,074

    CURRENT ASSETS:
    Cash and cash equivalents                                                5,576          1,204
    Investment securities (Notes 1 and 7)                                        -         22,322
    Receivables-
      Customer accounts receivable                                          57,226         55,103
      Other accounts and notes receivable                                    5,904          3,237
      Affiliated companies                                                   1,241          2,063
      Accumulated provision for uncollectible accounts                        (447)          (356)
    Fossil fuel stock, at average cost                                      20,652         29,492
    Materials and supplies, at average cost                                 36,390         33,124
    Current portion of deferred coal contract costs (Note 5)                12,535          3,071
    Regulatory clauses under recovery (Note 1)                               3,244          1,680
    Prepayments                                                              2,160          1,395
    Vacation pay deferred (Note 1)                                           4,022          3,779

    Total                                                                  148,503        156,114

    DEFERRED CHARGES:
    Deferred charges related to income taxes (Note 8)                       31,334              -
    Debt expense, being amortized                                            3,693          3,253
    Premium on reacquired debt, being amortized                             17,554         15,319
    Deferred coal contract costs (Note 5)                                   52,884         63,723
    Miscellaneous                                                            4,846          5,916

    Total                                                                  110,311         88,211

    TOTAL ASSETS                                                      $  1,307,809   $  1,062,699

    The accompanying notes are an integral part of these statements.

    At December 31, 1993 and 1992
    Gulf Power Company 1993 Annual Report

    CAPITALIZATION AND LIABILITIES                                            1993           1992

                                                                              (in thousands)

    CAPITALIZATION (SEE ACCOMPANYING STATEMENTS):
    Common stock equity (Note 11)                                     $    414,196   $    403,190
    Preferred stock                                                         89,602         74,662
    Preferred stock subject to mandatory redemption                          1,000          2,000
    Long-term debt                                                         369,259        382,047

    Total                                                                  874,057        861,899

    CURRENT LIABILITIES:
    Preferred stock due within one year                                      1,000          1,000
    Long-term debt due within one year (Note 10)                            41,552         13,820
    Notes payable                                                            6,053         44,000
    Accounts payable-
      Affiliated companies                                                  18,560          5,323
      Other                                                                 20,139         28,138
    Customer deposits                                                       15,082         15,532
    Taxes accrued-
      Federal and state income                                              10,330          3,326
      Other                                                                  2,685          8,093
    Interest accrued                                                         5,420          6,370
    Regulatory clauses over recovery (Note 1)                                  840              -
    Vacation pay accrued (Note 1)                                            4,022          3,779
    Miscellaneous                                                            8,527          3,950

    Total                                                                  134,210        133,331

    DEFERRED CREDITS AND OTHER LIABILITIES:
    Accumulated deferred income taxes (Note 8)                             151,743              -
    Deferred credits related to income taxes (Note 8)                       76,876              -
    Accumulated deferred investment tax credits                             40,770         43,117
    Accumulated provision for property damage (Note 1)                      10,509          9,692
    Accumulated provision for postretirement benefits (Note 2)              10,749          7,662
    Miscellaneous                                                            8,895          6,998

    Total                                                                  299,542         67,469

    COMMITMENTS AND CONTINGENT MATTERS (NOTES 1, 2, 3, 4, 5, AND 7)
    TOTAL CAPITALIZATION AND LIABILITIES                              $  1,307,809   $  1,062,699

    The accompanying notes are an integral part of these statements.

    STATEMENTS OF CAPITALIZATION
    At December 31, 1993 and 1992
    Gulf Power Company 1993 Annual Report

                                                                      1993       1992    1993     1992

                                                                     (in thousands)   (percent of total)
    COMMON STOCK EQUITY:
    Common stock, without par value --
         Authorized and outstanding --
           992,717 shares in 1993 and 1992                       $  38,060  $  38,060
    Paid-in capital                                                218,282    218,271
    Premium on preferred stock                                          81         88
    Retained earnings (Note 11)                                    157,773    146,771

    Total common stock equity                                      414,196    403,190    47.4 %   46.8 %

    CUMULATIVE PREFERRED STOCK:
    $10 par value, authorized 10,000,000 shares,
         Outstanding 2,580,000 shares at December 31, 1993
           $25 stated capital --
              7.00%                                                 14,500     14,500
              7.30%                                                 15,000     15,000
              6.72%                                                 20,000          -
              Adjustable Rate -- at January 1, 1994:  4.80%         15,000          -
    $100 par value --
         Authorized -- 781,626 shares
         Outstanding -- 251,026 shares at December 31, 1993
              4.64%                                                  5,102      5,102
              5.16%                                                  5,000      5,000
              5.44%                                                  5,000      5,000
              7.52%                                                  5,000      5,000
              7.88%                                                  5,000      5,000
              8.28%                                                      -     15,000
              8.52%                                                      -      5,060

    Total (annual dividend requirement -- $5,711,000)               89,602     74,662    10.3      8.7

    CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION:
    $100 par value --
         Authorized -- 20,000 shares
         Outstanding -- 20,000 shares at December 31, 1993
              11.36% Series                                          2,000      3,000

    Total (annual dividend requirement -- $227,000)                  2,000      3,000

    Less amount due within one year                                  1,000      1,000

    Total excluding amount due within one year                       1,000      2,000     0.1      0.2


    At December 31, 1993 and 1992
    Gulf Power Company 1993 Annual Report

                                                                      1993       1992    1993     1992

                                                                  (in thousands)        (percent of total)
    First mortgage bonds --
         Maturity                                 Interest Rates

         October 1, 1994                          4 5/8%            12,000     12,000
         June 1, 1996                             6%                15,000     15,000
         August 1, 1997                           5 7/8%            25,000     25,000
         April 1, 1998                            9.20%             19,486     22,845
         April 1, 1998                            5.55%             15,000          -
         July 1, 1998                             5.00%             30,000          -
         1999 through 2003                        6.125% to 8.875%  30,000     83,000
         September 1, 2008                        9%                 5,050      7,500
         December 1, 2021                         8 3/4%            50,000     50,000

    Total first mortgage bonds                                     201,536    215,345
    Pollution control obligations (Note 9)                         169,855    157,080
    Other long-term debt (Note 9)                                   42,520     25,256
    Unamortized debt premium (discount), net                        (3,100)    (1,814)

    Total long-term debt (annual interest
         requirement -- $29,378,000)                               410,811    395,867
    Less amount due within one year (Note 10)                       41,552     13,820

    Long-term debt excluding amount due within one year            369,259    382,047    42.2     44.3

    TOTAL CAPITALIZATION                                         $ 874,057  $ 861,899   100.0 %  100.0 %

    The accompanying notes are an integral part of these statements.

    STATEMENTS OF RETAINED EARNINGS
    For the Years Ended December 31, 1993, 1992, and 1991
    Gulf Power Company 1993 Annual Report

                                                                          1993         1992         1991

                                                                                   (in thousands)
    BALANCE AT BEGINNING OF YEAR                                      $  146,771   $  134,372   $  114,576
    Net income after dividends on preferred stock                         54,311       54,090       57,796
    Cash dividends on common stock                                       (41,800)     (39,900)     (38,000)
    Preferred stock transactions, net                                     (1,509)      (1,791)           -

    BALANCE AT END OF YEAR (NOTE 11)                                  $  157,773   $  146,771   $  134,372



    STATEMENTS OF PAID-IN CAPITAL
    For the Years Ended December 31, 1993, 1992, and 1991
    Gulf Power Company 1993 Annual Report


                                                                            1993         1992         1991

                                                                                   (in thousands)
    BALANCE AT BEGINNING OF YEAR                                      $  218,271   $  218,150   $  218,150
    Contributions to capital by parent company                                11          121            -

    BALANCE AT END OF YEAR                                            $  218,282   $  218,271   $  218,150

    The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
At December 31, 1993, 1992 and 1991
Gulf Power Company 1993 Annual Report


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

GENERAL

Gulf Power Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, Southern Company Services, Inc. (SCS), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear) and various other subsidiaries related to foreign utility operations and domestic non-utility operations. At this time, the operations of the other subsidiaries are not material. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission. SCS provides, at cost, specialized services to The Southern Company and to the subsidiary companies. Southern Electric designs, builds, owns and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants.

        The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission (FPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by these commissions.

        Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

REVENUES AND FUEL COSTS

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as fuel is used. The Company's electric rates include provisions to periodically adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates. The FPSC has also approved the recovery of purchased power capacity costs, energy conservation costs, and environmental compliance costs in cost recovery clauses that are similar to the method used to recover fuel costs.

DEPRECIATION AND AMORTIZATION

Depreciation of the original cost of depreciable utility plant in service is provided primarily using composite straight-line rates which approximated 3.8 percent in 1993, 1992, and 1991. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired.

INCOME TAXES

The Company provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

        In years prior to 1993, income taxes were accounted for and reported under Accounting Principles Board Opinion No. 11. Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 8 for additional information about Statement No. 109. The Company is included in the consolidated federal income tax return of The Southern Company.

Gulf Power Company 1993 Annual Report


ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of certain new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of plant through a higher rate base and higher depreciation expense. The FPSC-approved composite rate used to calculate AFUDC was 7.27 percent effective on July 1, 1993 and 8.03 percent for the first half of 1993, and for 1992, and 1991. AFUDC amounts for 1993, 1992, and 1991 were $966 thousand, $60 thousand, and $149 thousand, respectively.
The increase in 1993 is due to an increase in construction projects at Plant Daniel.

UTILITY PLANT

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

CASH AND CASH EQUIVALENTS

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

FINANCIAL INSTRUMENTS

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, all financial instruments of the Company -- for which the carrying amount does not approximate fair value -- are shown in the table below as of December 31:


                                           1993

                                   Carrying        Fair
                                     Amount       Value

                                      (in thousands)
 Long-term debt                    $410,811      $431,251
 Preferred stock subject to
   mandatory redemption               2,000         2,040



                                           1992

                                   Carrying        Fair
                                     Amount       Value

                                      (in thousands)
 Investment securities            $  22,322    $  26,387
 Long-term debt                     395,867      410,724
 Preferred stock subject to
   mandatory redemption               3,000        3,060


         The fair values of investment securities were based on listed closing market prices. The fair values for long-term debt and preferred stock subject to mandatory redemption were based on either closing market prices or closing prices of comparable instruments.

MATERIALS AND SUPPLIES

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

VACATION PAY

The Company's employees earn their vacation in one year and take it in the subsequent year. However, for ratemaking purposes, vacation pay is recognized as an allowable expense only when paid. Consistent with this ratemaking treatment, the Company accrues a current liability for earned vacation pay and records a current asset representing the future recoverability of this cost. The amount was $4.0 million and $3.8 million at December 31, 1993 and 1992, respectively. In 1994, an estimated 84 percent of the 1993 deferred vacation cost

Gulf Power Company 1993 Annual Report


will be expensed and the balance will be charged to construction.

PROVISION FOR INJURIES AND DAMAGES

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company is providing for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $2.2 million and $2.5 million at December 31, 1993 and 1992, respectively, is included in miscellaneous current liabilities in the accompanying Balance Sheets.

PROVISION FOR PROPERTY DAMAGE

Due to a significant increase in the cost of traditional insurance, effective in 1993, the Company became self-insured for the full cost of storm and other damage to its transmission and distribution property. As permitted by regulatory authorities, the Company provides for the estimated cost of uninsured property damage by charges to income amounting to $1.2 million annually. At December 31, 1993 and 1992, the accumulated provision for property damage amounted to $10.5 million and $9.7 million, respectively. The expense of repairing such damage as occurs from time to time is charged to the provision to the extent it is available.

2.       RETIREMENT BENEFITS:

PENSION PLAN

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust fund are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

POSTRETIREMENT BENEFITS

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. A qualified trust for medical benefits has been established for funding amounts to the extent deductible under federal income tax regulations. Amounts funded are primarily invested in debt and equity securities. Accrued costs of life insurance benefits, other than current cash payments for retirees, currently are not being funded.

         Effective January 1, 1993, the Company adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." Prior to the adoption of Statement No. 106, Gulf Power Company recognized these benefit costs on an accrual basis using the "aggregate cost" actuarial method, which spreads the expected cost of such benefits over the remaining periods of employees' service as a level percentage of payroll costs. The costs of such benefits recognized by the Company in 1993, 1992, and 1991 were $3.9 million, $3.1 million, and $2.7 million, respectively.

STATUS AND COST OF BENEFITS

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of Statement Nos. 87 and 106, respectively. Retiree medical and life insurance information is shown only for 1993 because Statement No. 106 was adopted as of January 1, 1993, on a prospective basis.

Gulf Power Company 1993 Annual Report


         The funded status of the plans at December 31 was as follows:


                                              Pension

                                          1993        1992

                                          (in thousands)
 Actuarial present value of
   benefit obligation:
      Vested benefits                 $ 73,925    $ 63,459
      Non-vested benefits                3,217       2,900

 Accumulated benefit obligation         77,142      66,359
 Additional amounts related to
   projected salary increases           25,648      28,719

 Projected benefit obligation          102,790      95,078
 Less:
   Fair value of plan assets           159,192     142,614
   Unrecognized net gain               (49,376)    (40,764)
   Unrecognized prior service cost       3,152       3,346
   Unrecognized transition asset        (8,765)     (9,495)

 Prepaid asset recognized in
   the Balance Sheets                 $  1,413    $    623



                                          Postretirement
                                       Medical        Life

                                        1993          1993

                                         (in thousands)
 Actuarial present value of
   benefit obligation:
      Retirees and dependents         $  7,857    $  2,929
      Employees eligible to retire       4,054           -
      Other employees                   14,927       5,058

 Accumulated benefit obligation         26,838       7,987
 Less:
   Fair value of plan assets             5,638          52
   Unrecognized net loss (gain)          2,653        (641)
   Unrecognized transition
      obligation                        13,420       2,954

 Accrued liability recognized
      in the Balance Sheets           $  5,127    $  5,622


  The weighted average rates assumed in the actuarial calculations were:



                                    1993      1992      1991

 Discount                           7.5%      8.0%      8.0%
 Annual salary increase             5.0%      6.0%      6.0%
 Long-term return on plan
 assets                             8.5%      8.5%      8.5%


         An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 11.3 percent for 1993, decreasing to 6.0 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate by 1.0 percent would increase the accumulated medical benefit obligation as of December 31, 1993, by $4.8 million and the aggregate of the service and interest cost components of the net retiree medical cost by $543 thousand.

         Components of the plans' net cost are shown below:


                                          Pension

                                  1993        1992        1991

                                       (in thousands)
 Benefits earned during
   the year                   $  3,710   $   3,550   $   3,396
 Interest cost on projected
   benefit obligation            7,319       6,939       6,516
 Actual return on plan
   assets                      (20,672)     (6,431)    (35,560)
 Net amortization and
   deferral                      8,853      (4,054)     26,322

 Net pension cost (income)    $   (790)  $       4   $     674


         Of the above net pension amounts, $(601) thousand in 1993, $3 thousand in 1992, and $518 thousand in 1991, were recorded in operating expenses, and the remainder was recorded in construction and other accounts.


                                        Postretirement

                                    Medical          Life

                                      1993           1993

                                         (in thousands)
 Benefits earned during the year     $  874        $  292
 Interest cost on accumulated
   benefit obligation                 1,714           625
 Amortization of transition
   obligation over 20 years             706           148
 Actual return on plan assets          (726)           (5)
 Net amortization and deferral          309             1

 Net postretirement cost             $2,877        $1,061


         Of the above net postretirement medical and life insurance amounts recorded in 1993, $3.0 million was recorded in operating expenses, and the remainder was recorded in construction and other accounts.

Gulf Power Company 1993 Annual Report


3.       LITIGATION AND REGULATORY MATTERS:

COAL BARGE TRANSPORTATION SUIT

On August 19, 1993, a complaint against the Company and Southern Company Services, an affiliate, was filed in federal district court in Ohio by two companies with which the Company had contracted for the transportation by barge for certain of the Company's coal supplies. The complaint alleges breach of the contract by the Company and seeks damages estimated by the plaintiffs to be in excess of $85 million.

         The final outcome of this matter cannot now be determined; however, in management's opinion the final outcome will not have a material adverse effect on the Company's financial statements.

FPSC APPROVES STIPULATION

In February 1993, the Company filed a notice with the FPSC of its intent to obtain rate relief. On May 4, 1993, the FPSC approved a stipulation between the Company, the Office of Public Counsel, and the Florida Industrial Power Users Group to cancel the filing of the rate case and to allow the Company to retain for the next four years its existing method for calculating accruals for future power plant dismantlement costs. The stipulation also required the reduction of the Company's allowed return on equity midpoint from 12.55 percent to 12.0 percent. See Management's Discussion and Analysis under "Future Earnings Potential" for further details of circumstances that contributed to the company canceling the rate case.

FERC REVIEWS EQUITY RETURNS

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts. Any changes in the rate of return on common equity that may occur as a result of this proceeding would be effective 60 days after a proper notice of the proceeding is published. A notice was published on May 10, 1991.

         In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

         The final outcome of this matter cannot now be determined; however, in management's opinion, the final outcome will not have a material adverse effect on the Company's financial statements.

RECOVERY OF CONTRACT BUYOUT COSTS

In July 1990, the Company filed a request for waiver of FERC's fuel adjustment charge regulation to permit recovery of coal contract buyout costs from wholesale customers. On April 4, 1991, the FERC issued an order granting recovery of the buyout costs from wholesale customers from July 19, 1990, forward, but denying retroactive recovery of the buyout costs from January 1, 1987 through July 18, 1990. The Company's request for rehearing was denied by the FERC. The Company refunded $2.7 million (including interest) in June 1991 to its wholesale customers. On July 31, 1991, the Company filed a petition for review of the FERC's decision to the U.S. Court of Appeals for the District of Columbia Circuit. On January 22, 1993, the Court vacated the Commission's order, finding FERC's denial of the Company's request for a retroactive waiver to be arbitrary and capricious. The Court remanded the matter to FERC for consideration consistent with its opinion. Management expects that the commission will ultimately allow the Company to recover the amount refunded plus interest. Accordingly, the Company recorded the reversal of the $2.7 million refund to income in 1993.

ENVIRONMENTAL COST RECOVERY

In April 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery (ECR) clause, which allows a utility to petition the FPSC for recovery of all prudent environmental compliance costs that are not being recovered through base rates or any other rate-adjustment clause. Such environmental costs include operation and maintenance expense, depreciation, and a return on invested capital.

Gulf Power Company 1993 Annual Report


         On January 12, 1994, the FPSC approved the Company's petition under the ECR clause for recovery of environmental costs that were projected to be incurred from July 1993 through September 1994. The order allows the recovery from customers of such costs amounting to $7.8 million during the period, February through September 1994. Thereafter, recovery under ECR will be determined semi-annually and will include a true-up of the prior period and a projection of the ensuing six-month period. In December 1993, the Company recorded $2.6 million as additional revenue for the portion of costs incurred during 1993.

4.       CONSTRUCTION PROGRAM:

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $77 million in 1994, $55 million in 1995, and $68 million in 1996. These estimates include AFUDC of approximately $0.7 million, $0.3 million, and $0.2 million, in 1994, 1995, and 1996, respectively. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. The Company does not have any new baseload generating plants under construction. However, the Company plans to construct two 80 megawatt combustion turbine peaking units. The first is scheduled to be completed in 1998, and the second in 1999. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

         See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.       FINANCING AND COMMITMENTS:

GENERAL

Current projections indicate that funds required for construction and other purposes, including compliance with environmental regulations will be derived primarily from internal sources. Requirements not met from internal sources will be financed from the sale of additional first mortgage bonds, preferred stock, and capital contributions from The Southern Company. In addition, the Company may issue additional long-term debt and preferred stock primarily for the purposes of debt maturities and redemptions of higher-cost securities. Because of the attractiveness of current short term interest rates, the Company may maintain a higher level of short term indebtedness than has historically been true.

         At December 31, 1993, the Company had $49 million of lines of credit with banks of which $6.1 million was committed to cover checks presented for payment. These credit arrangements are subject to renewal June 1 of each year. In connection with these committed lines of credit, the Company has agreed to pay certain fees and/or maintain compensating balances with the banks. The compensating balances, which represent substantially all the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal. In addition, the Company has bid-loan facilities with eight major money center banks that total $180 million, of which, none was committed at December 31, 1993.

ASSETS SUBJECT TO LIEN

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

FUEL COMMITMENTS

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term obligations were approximately $1.4 billion at December 31, 1993. Additional commitments will be required in the future to supply the Company's fuel needs.

         To take advantage of lower-cost coal supplies, agreements were reached in 1986 to terminate two long-term contracts for the supply of coal to Plant Daniel, which is jointly owned by the Company and Mississippi Power, an operating affiliate. The Company's portion of

Gulf Power Company 1993 Annual Report

this payment was some $60 million. This amount is being amortized to expense on a per ton basis over a nine-year period. The remaining unamortized amount included in deferred charges, including the current portion, was $18 million at December 31, 1993.

         In 1988, the Company made an advance payment of $60 million to another coal supplier under an arrangement to lower the cost of future coal purchased under an existing contract. This amount is being amortized to expense on a per ton basis over a ten-year period. The remaining unamortized amount included in deferred charges, including the current portion, was $36 million at December 31, 1993.

         Also, in 1993 the Company made a payment of $16.4 million to a coal supplier under an arrangement to suspend the purchase of coal under an existing contract for one year. This amount is being amortized to expense on a per ton basis over a one year period. The remaining unamortized amount, which is included in current assets, was $11 million at December 31, 1993.

         The amortization of these payments is being recovered through the fuel cost recovery clause discussed under "Revenues and Fuel Costs" in Note 1.

LEASE AGREEMENT

In 1989, the Company entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars to transport coal to Plant Daniel. Mississippi Power, as joint owner of Plant Daniel, is responsible for one half of the lease costs. The Company's share of the lease is charged to fuel inventory and allocated to fuel expense as the fuel is used. The lease costs charged to inventory were $1.2 million in 1993, $1.2 million in 1992 and $1.3 million in 1991. For the year 1994, the Company's annual lease payment will be $1.2 million. The Company's annual lease payment for 1995 will be $2.4 million and for 1996, 1997, and 1998 the payment will be $1.2 million. Lease payments after 1998 total approximately $17.4 million. The Company has the option, after three years from the date of the original contract, to purchase the railcars at the greater of termination value or fair market value. Additionally, at the end of the lease term, the Company has the option to renew the lease.

6.       JOINT OWNERSHIP AGREEMENTS:

The Company and Mississippi Power jointly own Plant Daniel, a steam-electric generating plant, located in Jackson County, Mississippi. In accordance with an operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of the plant.

         The Company and Georgia Power jointly own Plant Scherer Unit No. 3, a steam-electric generating plant, located near Forsyth, Georgia. In accordance with an operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

         The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.

         At December 31, 1993, the Company's percentage ownership and its amount of investment in these jointly owned facilities were as follows:

                                        Plant          Plant
                                    Scherer Unit      Daniel
                                        No. 3         (coal-
                                    (coal-fired)      fired)

                                         (in thousands)
 Plant-In-Service                    $185,725(1)    $208,956
 Accumulated Depreciation            $ 41,970       $ 91,730
 Construction Work in Progress       $    643       $ 10,356

 Nameplate Capacity  (2)
   (in megawatts)                         205            500
 Ownership                                 25%            50%


(1)      Includes net plant acquisition adjustment.
(2)      Total megawatt nameplate capacity:
             Plant Scherer Unit No. 3:  818
             Plant Daniel:  1,000

Gulf Power Company 1993 Annual Report


7.       LONG-TERM POWER SALES AGREEMENTS:

GENERAL

The Company and the other operating affiliates of The Southern Company have contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside of the system's service area. Certain of these agreements are non-firm and are based on the capacity of the system in general. Other agreements are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, the capacity revenues from these sales primarily affect profitability. The Company's capacity revenues have been as follows:


                      Unit        Other
 Year                 Power     Long-Term     Total

                             (in thousands)
 1993                $31,162       $2,643    $33,805
 1992                 32,679        1,501     34,180
 1991                 31,288        1,363     32,651

         Long-term non-firm power of 400 megawatts was sold in 1993 to Florida Power Corporation (FPC) by the Southern electric system. In 1994, this amount decreased to 200 megawatts, and the contract will expire at year-end 1994. Capacity and energy sales under these long-term non-firm power sales agreements are made from available power pool capacity, and the revenues from the sales are shared by the operating affiliates.

         Unit power from specific generating plants is currently being sold to FPC, Florida Power & Light Company (FP&L), Jacksonville Electric Authority
(JEA), and the City of Tallahassee, Florida. Under these agreements, 209 megawatts of net dependable capacity were sold by the Company during 1993, and sales will remain at that approximate level until the expiration of the contracts in 2010, unless reduced by FPC, FP&L and JEA after 1999.

         Capacity and energy sales to FP&L, the Company's largest single customer, provided revenues of $39.5 million in 1993, $46.2 million in 1992, and $42.1 million in 1991, or 6.8 percent, 8.1 percent, and 7.5 percent of operating revenues, respectively.

GULF STATES SETTLEMENT COMPLETED

On November 7, 1991, the subsidiaries of The Southern Company entered into a settlement agreement with Gulf States Utilities Company (Gulf States) that resolved litigation between the companies that had been pending since 1986 and arose out of a dispute over certain unit power and other long-term power sales contracts. In 1993, all remaining terms and obligations of the settlement agreement were satisfied.

         Based on the value of the settlement proceeds received - less the amounts previously included in income - the Company recorded increases in net income of approximately $0.6 million in 1992 and $12.7 million in 1991. In 1993, the Company sold all of its remaining Gulf States common stock received in the settlement, resulting in a gain of $2.3 million after tax.

8.       INCOME TAXES:

Effective January 1, 1993, Gulf Power Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption of Statement No. 109 resulted in cumulative adjustments that had no effect on net income. The adoption also resulted in the recording of additional deferred income taxes and related assets and liabilities. The related assets of $31.3 million are revenues to be received from customers. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The related liabilities of $76.9 million are revenues to be refunded to customers. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits. Additionally, deferred income taxes related to accelerated tax depreciation previously shown as a reduction to utility plant were reclassified.

Gulf Power Company 1993 Annual Report


         Details of the federal and state income tax provisions are as follows:


                                   1993       1992      1991

                                      (in thousands)
 Total provision for income taxes:
 Federal --
   Currently payable            $24,354    $24,287   $30,721
   Deferred:
      Current year               26,396     18,173    18,141
      Reversal of prior years   (22,102)   (15,506)  (21,404)

                                 28,648     26,954    27,458

 State
   Currently payable              3,950      4,282     5,460
   Deferred:
      Current year                3,838      2,662     2,688
      Reversal of prior years    (2,785)    (2,007)   (2,817)

                                  5,003      4,937     5,331

        Total                    33,651     31,891    32,789

 Less income taxes charged
   (credited) to other
   income                           921       (187)   (1,104)

 Federal and state income
   taxes charged to
   operations                   $32,730    $32,078   $33,893


         The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:

                                                       1993

                                                (in thousands)
 Deferred tax liabilities:
   Accelerated depreciation                          $146,657
   Property basis differences                          15,140
   Coal contract buyout                                15,427
   Other                                                6,724

 Total                                                183,948

 Deferred tax assets:
   Federal effect of state deferred taxes              10,136
   Pension and other benefits                           3,406
   Property insurance                                   4,730
   Other                                                6,500

 Total                                                 24,772

 Net deferred tax liabilities                         159,176
 Portion included in current liabilities, net           7,433

 Accumulated deferred income
   taxes in the Balance Sheets                       $151,743



         Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $2.3 million in 1993, 1992 and 1991. At December 31, 1993, all investment tax credits available to reduce federal income taxes payable had been utilized.

         A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:


                                     1993    1992     1991

 Federal statutory rate               35%     34%      34%
 State income tax,
  net of federal deduction             3       4        4
 Non-deductible book
   depreciation                        1       1        1
 Differences in prior years'
   deferred and current tax rate      (2)     (2)      (3)
 Other                                (1)     (2)      (2)

 Effective income tax rate            36%     35%      34%


         Gulf Power Company and the other subsidiaries of The Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.

Gulf Power Company 1993 Annual Report


9.       LONG-TERM DEBT:

POLLUTION CONTROL OBLIGATIONS

Obligations incurred in connection with the sale by public authorities of tax-exempt pollution control revenue bonds are as follows:


                                            December 31

                                         1993         1992

                                         (in thousands)
 Collateralized -
   6 3/4% due 2006                    $      -      $ 12,675
   6% due 2006*                         12,300        12,400
   10% due 2013                              -        20,000
   8 1/4% due 2017                      32,000        32,000
   7 1/8% due 2021                      21,200        21,200
   6 3/4% due 2022                       8,930         8,930
   5.70% due 2023                        7,875             -
   5.80% due 2023                       32,550             -
   6.20% due 2023                       13,000             -
 Non-collateralized
   5.9% due 1992-2003                        -         7,875
   10 1/2% due 2014                     42,000        42,000

 Total                                $169,855      $157,080


         * Sinking fund requirement applicable to the 6 percent pollution control bonds is $100 thousand for 1994 with increasing increments thereafter through 2005, with the remaining balance due in 2006.

         With respect to the collateralized pollution control revenue bonds, the Company has authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

OTHER LONG-TERM DEBT

Long-term debt also includes $17.5 million for the Company's portion of notes payable issued in connection with the termination of Plant Daniel coal contracts (see Note 5 for information on fuel commitments). The notes bear interest at 8.25 percent with the principal being amortized through 1995. Also included in long-term debt is a 30-month note payable for $25 million which was obtained to refinance higher cost securities. The principal is due in June 1996 and bears interest at 4.69 percent which is payable quarterly beginning March 1994. The estimated annual maturities of the notes payable through 1996 are as follows: $8.4 million in 1994, $9.1 million in 1995, and $25 million in 1996.

10.      LONG-TERM DEBT DUE WITHIN ONE YEAR:

A summary of the improvement fund requirement and scheduled maturities and redemptions of long-term debt due within one year is as follows:


                                               December 31
                                            1993        1992

                                             (in thousands)
 Bond improvement fund requirement       $ 2,370     $ 2,450
 Less: Portion to be satisfied by
   bonding property additions                  -           -

 Cash improvement fund requirement         2,370       2,450
 Maturities of first mortgage bonds        3,676       3,359
 Redemptions of first mortgage bonds      27,000           -
 Current portion of notes payable          8,406       7,736
   (Note 9)
 Pollution control bond maturity             100         275
   (Note 9)

 Total                                   $41,552     $13,820



         The first mortgage bond improvement (sinking) fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement. In 1994, $12 million of 4 5/8 percent First Mortgage Bonds due October 1, 1994 and $15 million of 6 percent First Mortgage Bonds due June 1, 1996 are scheduled to be redeemed.

Gulf Power Company 1993 Annual Report


11.      COMMON STOCK DIVIDEND RESTRICTIONS:

The Company's first mortgage bond indenture contains various common stock dividend restrictions which remain in effect as long as the bonds are outstanding. At December 31, 1993, $101 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

         The Company's charter limits cash dividends on common stock to 50 percent of net income available for such stock during a prior period if the capitalization ratio is below 20 percent and to 75 percent of such net income if such ratio is 20 percent or more but less than 25 percent. The capitalization ratio is defined as the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend. At December 31, 1993, the ratio was 44.4 percent.

12.      QUARTERLY FINANCIAL DATA (UNAUDITED):

Summarized quarterly financial data for 1993 and 1992 are as follows:


                                               Net Income
                                                  After
                                                Dividends
                    Operating    Operating     on Preferred
 Quarter Ended      Revenues     Income           Stock

                              (in thousands)
 MARCH 31, 1993     $127,036    $17,646          $10,426
 JUNE 30, 1993       138,863     19,562            7,312
 SEPT. 30, 1993      175,964     32,783           22,366
 DEC. 31, 1993       141,279     22,596           14,207

 March 31, 1992     $126,536    $20,684          $ 9,576
 June 30, 1992       137,123     22,914           12,120
 Sept. 30, 1992      162,785     32,446           21,442
 Dec. 31, 1992       144,458     20,931           10,952

         The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.

    SELECTED FINANCIAL AND OPERATING DATA
    Gulf Power Company 1993 Annual Report



                                                             1993        1992        1991

    OPERATING REVENUES (IN THOUSANDS)                  $  583,142  $  570,902  $  565,207
    NET INCOME AFTER DIVIDENDS
              ON PREFERRED STOCK (IN THOUSANDS)        $   54,311  $   54,090  $   57,796
    CASH DIVIDENDS ON COMMON STOCK (IN THOUSANDS)      $   41,800  $   39,900  $   38,000
    RETURN ON AVERAGE COMMON EQUITY (PERCENT)               13.29       13.62       15.17
    TOTAL ASSETS (IN THOUSANDS)                        $1,307,809  $1,062,699  $1,095,736
    GROSS PROPERTY ADDITIONS (IN THOUSANDS)            $   78,562  $   64,671  $   64,323

    CAPITALIZATION (IN THOUSANDS):
    Common stock equity                                $  414,196  $  403,190  $  390,981
    Preferred stock                                        89,602      74,662      55,162
    Preferred stock subject to mandatory redemption         1,000       2,000       7,500
    Long-term debt                                        369,259     382,047     434,648

    Total (excluding amounts due within one year)      $  874,057  $  861,899  $  888,291

    CAPITALIZATION RATIOS (PERCENT):
    Common stock equity                                      47.4        46.8        44.0
    Preferred stock                                          10.4         8.9         7.1
    Long-term debt                                           42.2        44.3        48.9

    Total (excluding amounts due within one year)           100.0       100.0       100.0

    FIRST MORTGAGE BONDS (IN THOUSANDS):
    Issued                                                 75,000      25,000      50,000
    Retired                                                88,809     117,693      32,807
    PREFERRED STOCK (IN THOUSANDS):
    Issued                                                 35,000      29,500           -
    Retired                                                21,060      15,500       2,500

    SECURITY RATINGS:
    First Mortgage Bonds -
              Moody's                                          A2          A2          A2
              Standard and Poor's                               A           A           A
              Duff & Phelps                                    A+           A           A
    Preferred Stock -
              Moody's                                          a2          a2          a2
              Standard and Poor's                              A-          A-          A-
              Duff & Phelps                                     A          A-          A-

    CUSTOMERS (YEAR-END):
    Residential                                           274,194     267,591     261,210
    Commercial                                             39,253      37,105      34,685
    Industrial                                                274         270         264
    Other                                                      86          74          72

    Total                                                 313,807     305,040     296,231

    EMPLOYEES (YEAR-END)                                    1,565       1,613       1,598

    Gulf Power Company 1993 Annual Report



          1990        1989        1988        1987        1986        1985        1984        1983

   $   567,825  $  527,821  $  550,827  $  587,860  $  542,919  $  562,068  $  505,812  $  469,696

   $    38,714  $   37,361  $   45,698  $   42,217  $   46,421  $   45,484  $   40,336  $   35,511
   $    37,000  $   37,200  $   35,400  $   34,200  $   33,100  $   30,800  $   27,200  $   24,900
         10.51       10.32       13.41       13.23       15.06       15.61       15.11       14.70
   $ 1,084,579  $1,093,430  $1,097,225  $1,051,182  $1,028,864  $  921,635  $  892,924  $  841,628
   $    62,462  $   70,726  $   67,042  $   97,511  $   90,160  $   92,541  $  156,443  $   51,131


   $   371,185  $  365,471  $  358,310  $  323,012  $  314,995  $  301,674  $  280,990  $  252,831
        55,162      55,162      55,162      55,162      55,162      55,162      55,162      55,162
         9,250      11,000      12,750      14,000      16,500      18,250      19,000      21,250
       475,284     484,608     497,069     474,640     482,869     410,917     394,859     382,293

   $   910,881  $  916,241  $  923,291  $  866,814  $  869,526  $  786,003  $  750,011  $  711,536


          40.8        39.9        38.8        37.2        36.2        38.4        37.5        35.5
           7.1         7.2         7.4         8.0         8.3         9.3         9.9        10.8
          52.1        52.9        53.8        54.8        55.5        52.3        52.6        53.7

         100.0       100.0       100.0       100.0       100.0       100.0       100.0       100.0


             -           -      35,000           -      50,000           -           -           -
         6,455       9,344       9,369           -      46,640       2,860      10,415           -

             -           -           -           -           -           -           -           -
         1,750       1,250       1,750       2,500         750         750       1,500         858



            A2          A1          A1          A1          A1          A1          A1          A2
             A           A           A           A          A+          A+          A+          A+
             A         AA-           4           4           4           4           4           4

            a2          a1          a1          a1          a1          a1          a1          a2
            A-          A-          A-          A-           A           A           A          A-
            A-          A+           5           5           5           5           5           5


       256,111     251,341     246,450     241,138     235,329     227,845     217,138     205,292
        34,019      33,678      33,030      32,139      31,142      29,603      27,939      26,217
           252         240         206         206         197         183         177         179
            67          67          61          61          62          62          63          62

       290,449     285,326     279,747     273,544     266,730     257,693     245,317     231,750

         1,615       1,614       1,601       1,603       1,544       1,509       1,460       1,463

    Gulf Power Company 1993 Annual Report



                                                                       1993        1992        1991

    OPERATING REVENUES (IN THOUSANDS):
    Residential                                                 $   244,967 $   235,296 $   231,220
    Commercial                                                      137,308     133,071     130,691
    Industrial                                                       87,526      91,320      92,300
    Other                                                             1,882       1,784       1,860

    Total retail                                                    471,683     461,471     456,071
    Sales for resale - non-affiliates                                72,209      70,078      69,636
    Sales for resale - affiliates                                    23,166      24,075      29,343

    Total revenues from sales of electricity                        567,058     555,624     555,050
    Other revenues                                                   16,084      15,278      10,157

    Total                                                       $   583,142 $   570,902 $   565,207

    KILOWATT-HOUR SALES (IN THOUSANDS):
    Residential                                                   3,712,980   3,596,515   3,455,100
    Commercial                                                    2,433,382   2,369,236   2,272,690
    Industrial                                                    2,029,936   2,179,435   2,117,408
    Other                                                            16,944      16,649      17,118

    Total retail                                                  8,193,242   8,161,835   7,862,316
    Sales for resale - non-affiliates                             1,460,105   1,430,908   1,550,018
    Sales for resale - affiliates                                 1,029,787   1,208,771   1,236,223

    Total                                                        10,683,134  10,801,514  10,648,557

    AVERAGE REVENUE PER KILOWATT-HOUR (CENTS):
    Residential                                                        6.60        6.54        6.69
    Commercial                                                         5.64        5.62        5.75
    Industrial                                                         4.31        4.19        4.36
    Total retail                                                       5.76        5.65        5.80
    Sales for resale                                                   3.83        3.57        3.55
    Total sales                                                        5.31        5.14        5.21
    AVERAGE ANNUAL KILOWATT-HOUR USE PER RESIDENTIAL CUSTOMER        13,671      13,553      13,320
    AVERAGE ANNUAL REVENUE PER RESIDENTIAL CUSTOMER             $    901.96 $    886.66 $    891.38
    PLANT NAMEPLATE CAPACITY RATINGS (YEAR-END) (MEGAWATTS)           2,174       2,174       2,174
    MAXIMUM PEAK-HOUR DEMAND (MEGAWATTS):
    Winter                                                            1,571       1,533       1,418
    Summer                                                            1,898       1,828       1,740
    ANNUAL LOAD FACTOR (PERCENT)                                       54.5        55.0        57.0
    PLANT AVAILABILITY - FOSSIL-STEAM (PERCENT)                        88.9        91.2        92.2

    SOURCE OF ENERGY SUPPLY (PERCENT):
    Coal                                                               84.5        87.7        82.0
    Oil and gas                                                         0.5         0.1         0.1
    Purchased power -
        From non-affiliates                                             1.5         0.8         0.5
        From affiliates                                                13.5        11.4        17.4

    Total                                                             100.0       100.0       100.0

    TOTAL FUEL ECONOMY DATA:
    BTU per net kilowatt-hour generated                              10,390      10,347      10,636
    Cost of fuel per million BTU (cents)                             197.37      200.30      203.60
    Average cost of fuel per net kilowatt-hour generated (cents)       2.05        2.07        2.17


    Gulf Power Company 1993 Annual Report



          1990        1989        1988        1987        1986        1985        1984        1983

  $    217,843 $   203,781 $   184,036 $   199,701 $   200,725 $   186,415 $   174,302 $   169,127
       124,066     118,897     107,615     116,057     116,253     109,631      98,408      95,426
        91,041      84,671      72,634      80,295      79,873      81,621      83,538      77,035
         1,805       1,586       1,402       1,357       1,343       1,346       1,334       1,334

       434,755     408,935     365,687     397,410     398,194     379,013     357,582     342,922
        73,855      67,554     117,466     134,456     106,892     126,789     106,802      84,334
        38,563      39,244      48,277      55,955      27,113      43,844      35,712      36,286

       547,173     515,733     531,430     587,821     532,199     549,646     500,096     463,542
        20,652      12,088      19,397          39      10,720      12,422       5,716       6,154

  $   567,825  $   527,821 $   550,827 $   587,860 $   542,919 $   562,068 $   505,812 $   469,696


     3,360,838   3,293,750   3,154,541   3,055,041   2,963,502   2,736,432   2,560,648   2,471,714
     2,217,568   2,169,497   2,088,598   1,986,332   1,913,139   1,777,418   1,559,344   1,498,762
     2,177,872   2,094,670   1,968,091   1,839,931   1,745,074   1,770,587   1,771,100   1,612,393
        18,866      17,209      16,257      15,241      14,903      14,702      14,555      14,637

     7,775,144   7,575,126   7,227,487   6,896,545   6,636,618   6,299,139   5,905,647   5,597,506
     1,775,703   1,640,355   1,911,759   2,138,390   1,609,146   2,388,591   2,183,631   1,570,598
     1,435,558   1,461,036   2,326,238   2,689,487   1,078,500   1,562,452   1,308,410   1,272,906

    10,986,405  10,676,517  11,465,484  11,724,422   9,324,264  10,250,182   9,397,688   8,441,010


          6.48        6.19        5.83        6.54        6.77        6.81        6.81        6.84
          5.59        5.48        5.15        5.84        6.08        6.17        6.31        6.37
          4.18        4.04        3.69        4.36        4.58        4.61        4.72        4.78
          5.59        5.40        5.06        5.76        6.00        6.02        6.05        6.13
          3.50        3.44        3.91        3.94        4.99        4.32        4.08        4.24
          4.98        4.83        4.64        5.01        5.71        5.36        5.32        5.49
        13,173      13,173      12,883      12,763      12,729      12,221      12,057      12,254
  $     853.86 $    815.00 $    751.60 $    834.31 $    862.16 $    832.55 $    820.71 $    838.45
         2,174       2,174       2,174       2,174       1,969       1,969       1,969       1,969

         1,310       1,814       1,395       1,354       1,406       1,517       1,209       1,292
         1,778       1,691       1,613       1,617       1,678       1,448       1,381       1,341
          55.2        52.6        56.5        54.4        50.5        53.4        54.9        53.2
          89.2        89.1        88.2        92.8        90.5        84.8        87.7        85.8


          69.8        78.3        93.2        93.5        85.8        79.7        83.9        87.1
           0.5         0.2         0.4         0.4         0.5         0.2         0.2         0.6

           0.6         0.4         0.4         0.4         1.9         0.4        (1.4)       (2.2)
          29.1        21.1         6.0         5.7        11.8        19.7        17.3        14.5

         100.0       100.0       100.0       100.0       100.0       100.0       100.0       100.0


        10,765      10,621      10,461      10,512      10,639      10,609      10,639      10,721
        206.06      193.70      178.00      197.53      239.26      254.53      240.40      240.14
          2.22        2.06        1.86        2.08        2.55        2.70        2.60        2.57
